Exhibit 99.2

Pixelworks, Inc. Q1 2015 Conference Call
April 30, 2015

Steven Moore, CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the first quarter ended March 31, 2015.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, April 30, 2015, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today’s call with a strategic update on the business, after which I will review our first quarter financial results, and then provide our outlook for the second quarter of 2015.

Bruce Walicek, CEO

Thanks Steve. Good afternoon everyone and thanks for joining us today.

Q1 2015 Results

•
Q1 2015 results came in within the range of guidance with Revenues of $14.4M, representing a 35% increase in chip product revenue versus Q1 2014, as product momentum continued to drive strong year-over-year growth.

•	All other Non-GAAP metrics came within the range of guidance and we had great execution on our co-development project which is right on schedule.

•	We made significant progress with our mobile initiative and we saw increasing market pull and design win traction.

•	And while we expect to see double digit growth in our product business in 2015, the overall environment remains cautious.

•	Steve will review the results of the quarter and provide the outlook for Q2 2015 later in this call.

Iris mobile video processors/ Mobile screen applications

•	Q1 was a great quarter of progress as we enjoyed a very successful CES and Mobile World Congress.

•
We showed how Iris brings value to mobile devices with its “True Clarity” suite of display technology enhancements that improve the overall user experience and address the major issues of mobile device picture quality:

◦	The clearest, sharpest motion image;

◦	The richest colors and deepest blacks;

◦	Enhanced usability, which includes backlight controls for the best viewing in any light and power saving system management.

•	Iris adjusts the characteristics of the content to the capabilities of the display and the way we perceive images.

•	Displays using Iris can deliver their optimum performance in order to show whatever is on the screen to its best advantage and provide the best visual user experience.

•	This drastically improves the clarity of the image, the device’s ease of use and enjoyment of the user.

•	But just as critically, it also works at the system level, improving battery life and freeing up valuable system resources to create the optimal viewing experience.

•	A concept that has been verified with customers.

Iris product line expansion

•
In the second half of last year, we introduced the first device in our family of Iris chips, and it includes a complete set of features that enable Pixelworks’ full array of “True Clarity” display enhancements.

•	Additionally it also supports multiple interfaces making it compatible with today’s leading mobile applications processors as well as PC platforms based on Intel processors.

•	Iris will become a family of products that will cover a range of features and price points to cover the entire spectrum of mobile displays.

•	The market is beginning to see specialization around dimensions such as audio quality, camera and display resolution as manufacturers struggle for differentiation,

•	And the display experience is playing an increasingly important role as mobile devices are becoming the primary screen for viewing content.

•	To address the expanding need for differentiation and segmentation.

•	Later this quarter we will be sampling our next device in the Iris family of mobile video display processors.

•	This device is targeted for high resolution 2K Quad HD displays based on leading mobile applications processors,

•	And it includes features specifically targeted for small form factor displays in order to achieve a lower price point, while also providing lower power and next generation interface support.

•
Our next chip brings True Clarity™ front-of-screen differentiation advantages so manufacturers can offer new devices that deliver an enhanced mobile viewing experience, and can differentiate their offerings on that basis.

•	These products typically have higher end resolution screens and are geared for power-hungry applications such as video streaming and music, and as a result have more stringent power requirements.

•	This latest chip will extend the reach of the Iris product family and give OEMs more options than ever to optimize their offerings in a range of different product segments.

•	And we will be launching this product at the upcoming Computex trade show in Taipei, Taiwan later this quarter.

Iris traction

•	In terms of the market acceptance we are seeing,

•	The value propositions of Iris are resonating across customers and partners as the need for differentiation intensifies.

•	During the quarter we saw increasing customer traction with an expanding set of design wins.

•	Customer engagements and evaluations multiplied as our pipeline of design opportunities expanded substantially and we anticipate entering mass production later this year.

Pixelworks value and expertise

•
Delivering great image quality is an art as well as a science, and it takes many years of providing solutions that are tested in mass production by the industry’s most demanding TV customers to develop the expertise and know-how necessary.

•
Leveraging a portfolio of more than 130 patents, and over 15 years of experience in the marketplace solving the most difficult video problems, we have now brought that expertise and innovation to mobile screens as well.

Large screen projected and panel applications

•	In our large screen projected and panel display applications,

•
During the quarter we released the latest version of our VueMagicTM software which offers enhanced connectivity features and this quarter we will be adding support for 64-bit iOS applications as well as a new release for Android 5 (Lollipop).

•	VueMagicTM software provides wireless connectivity for mobile devices to Topaz based projectors or dongles based on Topaz chips, and adds features such as advanced content sharing capabilities.

•	There are now over 76 VueMagicTM enabled Topaz based projector models available with new ones coming from Hitachi, Panasonic, and Vivitek.

•	And this quarter, BenQ is set to release QPresenter Pro based on our VueMagicTM Mate reference platform.

•	QPresenter Pro will allow any existing projector to wireless connect to smartphones, tablets and laptops.

•	BenQ reviewed all solutions, and VueMagicTM was adopted due to its multi-screen and annotate features making it ideally suited for education and collaborative meetings.

•	Our co-development program is on track and ramping as expected and we anticipate this product will continue to ramp into 2015 and drive year on year growth.

•
Design win momentum remains strong for our Topaz family of SoCs for projectors, and we continue to see opportunities across our families of video co-processors for large screen panels, as 4K applications broaden.

Closing summary

•	In summary,

•	Q1 2015 was a solid quarter of chip product growth which increased 35% over Q1 2014.

•	Our co-development program for the advanced SoC for large screen applications is on track and ramping as expected.

•	And while the environment remains cautions, we expect to see double digit growth in our product business in 2015.

•	We had a great CES and Mobile World Congress, and significant progress on our mobile initiative and saw increasing design traction for our Iris family of mobile video processors.

•	And we will be launching our next device in the Iris family of mobile display processors at the upcoming Computex Show in Taipei, Taiwan.

•	Now, I’d now like to turn the call over to Steve to review the financial results of the quarter.

Steven Moore, CFO

Thank you, Bruce.

Revenue for the first quarter of 2015 was $14.4 million, which compares to $15.1 million in the prior quarter. Q1 total revenue was down 5% sequentially, reflecting somewhat muted demand compared to the fourth quarter of 2014. However, total revenue in first quarter was up 6% year-over-year, led by 35% growth in chip revenue.

The split of our first quarter chip revenue by market was:
87% digital projection,
13% TV and panel

Digital projection revenue was $12.5 million, compared to $13.4 million in the fourth quarter of 2014, and revenue from TV and panel totaled $1.8 million in the first quarter, compared to $1.6 million in the prior quarter.

Licensing revenue was negligible in the first quarter, compared to approximately $200,000 in the previous quarter.

Non-GAAP gross profit margin was 48.8% in the first quarter, comparable to 50.3% in the fourth quarter of 2014.

As a reminder, Pixelworks' gross margin is subject to variability based on changes in revenue levels, recognition of license revenue, product mix, startup costs, and the timing and execution of manufacturing ramps, as well as other factors.

Non-GAAP operating expenses were $9.2 million in the first quarter, compared to $8.8 million in the prior quarter.

Adjusted EBITDA was a negative $1.1 million for the first quarter, compared to a negative $137,000 in the fourth quarter. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $2.3 million, or loss of 10 cents per share, in the first quarter of 2015, as compared to a non-GAAP net loss of $1.4 million, or loss of 6 cents per share, in the prior quarter.

Moving to the balance sheet, we ended the first quarter with cash and cash equivalents of approximately $15.6 million, compared to $17.9 million at the end of the fourth quarter. The Company has no long-term debt and similar to the previous quarter, the Company had a balance of $3 million on its working capital line of credit.

Other balance sheet metrics include day’s sales outstanding of 30 days at quarter-end, compared to 28 days at the end of the fourth quarter, and inventory turns were approximately 9.5 times compared to just over 13 times in the prior quarter.

Guidance

For the second quarter of 2015, we expect revenue to be in a range of between $14 and $16 million. This range reflects the continued ramp of shipments for our co-development chip, largely offset by what we believe will be a temporary shift in order patterns at other projector customers.

We expect gross profit margin for the quarter to range between 48% to 50% on a non-GAAP basis and 47% to 49% on a GAAP basis.

In terms of operating expenses, we expect the second quarter to range between $8.5 and $9.5 million on a non-GAAP basis, and $9.5 to $10.5 million on a GAAP basis.

And finally, we expect a non-GAAP second quarter net loss of between 4 and 14 cents per share; and we expect a GAAP net loss of between 9 cents and 19 cents per share.

That concludes my comments. We will now open the call for your questions.